EXHIBIT 3(s)

        Articles of Incorporation of CRIIMI MAE Financial Corporation III

                            ARTICLES OF INCORPORATION
                                       OF
                      CRIIMI MAE FINANCIAL CORPORATION III


     THE UNDERSIGNED, being at least eighteen years of age, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the Maryland General Corporation Law (the "GCL"), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland, as follows:

     FIRST:    The name of the Corporation is CRIIMI MAE FINANCIAL CORPORATION
III.

     SECOND:   The address of the Corporation's principal office in the State of
Maryland is 11200 Rockville Pike, Rockville, Maryland, 20852.

     THIRD:    The name and address of the Corporation's resident agent is CRICO
Services Corporation, a Maryland corporation, with its registered office at 11200 Rockville Pike, Rockville, Maryland 20852.

     FOURTH:   The purposes for which the Corporation is organized are: (a) to accept the transfer to the Corporation from CRIIMI MAE Inc. of certain mortgage-related securities (the "Securities") to be identified in one or more assignments from CRIIMI MAE or an affiliate to the Corporation and to issue a funding note or notes (the "Funding Note") pursuant to a funding note issuance and security agreement among the Federal National Mortgage Association ("FNMA"), CRIIMI MAE and the Corporation (the "Agreement"); (b) to execute and deliver and to perform its obligations under the Agreement and Funding Notes and in that connection to grant a security interest in the Securities for the benefit of FNMA and any other holder of the Funding Note to the extent set forth in the applicable Agreement; and (c) to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the Maryland General Corporation Law ("GCL") that in either case are incidental to and necessary or convenient for the accomplishment of the above-mentioned businesses and purposes.

     FIFTH:    The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value and no classes of preferred stock may be issued by the Corporation. The aggregate par value of all of the authorized shares of all classes of capital stock having par value is $10.

     SIXTH:    The name and address of the Sole Incorporator is as follows:

          Name                          Address

     Deborah A. Linn               11200 Rockville Pike, 5th Floor
                                   Rockville, Maryland 20852

     SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (B) The number of directors of the Corporation shall be from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation with the initial Board of Directors consisting of three members. At least one director of the Corporation (the "Outside Director") and at least one officer of the Corporation (the "Outside Officer") shall not be, and for at least eighteen months prior thereto shall not have been, a director, officer or employee (or related to any such director, officer or employee) of CRIIMI MAE Inc., a Maryland corporation ("CRIIMI MAE"), or any affiliate (other than the Corporation) of CRIIMI MAE or a trustee, conservator or receiver of CRIIMI MAE or any affiliate of CRIIMI MAE; provided, however, that the Outside Director and the Outside Officer may be the same person. For the purposes of the foregoing, an "affiliate" of an entity is an entity controlling, controlled by, or under common control with such entity. Notwithstanding any other provision of these Articles of Incorporation or any other provision of law, in the event of the death, incapacity, or resignation of the Outside Director or the Outside Officer, or any other vacancy in such position, a successor Outside Director or Outside Officer, as applicable, shall be appointed by the remaining directors of the Corporation and, in the case of an Outside Director, no action requiring the unanimous affirmative vote of the Board of Directors of the Corporation shall be taken until a successor Outside Director is elected and qualified and approves such action. Election of directors need not be by written ballot unless the Bylaws so provide. The following persons initially shall serve as directors of the Corporation and shall have and exercise any and all rights powers, privileges and discretionary authority granted or permitted by these Articles of Incorporation until the first annual meeting of stockholders or until their successors are duly elected and shall qualify:

                               William B. Dockser
                              H. William Willoughby
                                Justine W. Wilcox

(C)The Corporation shall maintain corporate records and books of account and shall not commingle its corporate records and books of account with the corporate records and books of account of CRIIMI MAE or any other entity.

          (D) The Board of Directors of the Corporation shall hold appropriate meetings to authorize all of its corporate actions.

          (E) The funds and other assets of the Corporation shall not be commingled with those of any other entity.

          (F) The Corporation shall pay its own expenses, including salaries for its employees, if any, and shall not guarantee or hold itself out as being liable for the debts of any other party.

          (G) The Corporation shall not form, or cause to be formed, any subsidiaries.

          (H) All obligations and indebtedness incurred by the Corporation will be paid from the assets of the Corporation.

          (I) The Corporation shall maintain an arms' length relationship with CRIIMI MAE and each affiliate of CRIIMI MAE.

          (J) The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned.

          (K) Meetings of the stockholders of the Corporation shall be held not less frequently than one time per annum.

          (L) The Corporation shall operate in such a manner that it would not be substantively consolidated with any other entity.

          (M) The Board of Directors shall have the power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

          (N) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Maryland, of these Articles of Incorporation, and to any Bylaw from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

     EIGHTH: Notwithstanding any provision of these Articles of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without the unanimous approval of the Board of Directors of the Corporation, being comprised of at least one Outside Director, do any of the following:

          (a) dissolve or liquidate, in whole or in part, provided, that the Corporation shall not voluntarily liquidate until it has fulfilled its obligations under the Agreement and outstanding Funding Note;

          (b) merge or consolidate with any other corporation other than a corporation wholly owned, directly or indirectly, by any entity owning 100% of the stock of the Corporation and having articles of incorporation containing provisions identical to the provisions of Articles FOURTH and SEVENTH and this Article EIGHTH;

          (c)  sell all or substantially all of the assets of the Corporation;

          (d) institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Federal bankruptcy laws, or consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, conservator, sequestrator (or other similar official) of the Corporation or of any substantial part of the Corporation's property, or make a general assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action; or

          (e) amend these Articles of Incorporation to alter in any manner or delete Article FOURTH, Article SEVENTH or this Article EIGHTH.

     The Board of  Directors shall not approve a consolidation  or merger unless
(i) the entity (if other than the Corporation) formed or surviving such consolidation or merger, or that acquires by conveyance or transfer the properties and assets of the Corporation substantially or in the entirety, shall be organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and shall expressly assume, by a supplement to each Agreement, executed and delivered to each holder of an outstanding Funding Note, in form satisfactory to each such holder, the due and punctual payment of the principal of and interest on all Funding Notes then outstanding under each Agreement and the performance of every covenant of each Agreement on the part of the Corporation to be performed or observed, (ii) immediately after giving effect to such transaction, no default or event of default under any Agreement shall have occurred and be continuing and (iii) the Corporation shall have delivered to each holder of an outstanding Funding Note an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplement comply with the applicable Agreement and that all conditions precedent provided for in each such Agreement relating to such transaction have been complied with.

     NINTH:    The Corporation is to have perpetual existence.

     TENTH: An officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages, except to the extent that it can be proven that (i) the officer or director actually received an improper benefit or profit in money, property, or services (in which case recovery is limited to the actual amount of such improper benefit or profit); or (ii) the action or failure to act, by the officer or director, was the result of active and deliberate dishonesty which was material to the cause of action adjudicated in the proceeding. If the GCL is hereafter amended to further eliminate or limit the liability of an officer or director, then an officer or director of the Corporation, in addition to the circumstances in which an officer or director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL. Any repeal or modification of the foregoing provisions of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of an officer or director of this Corporation existing at the time of such repeal or modification.

     ELEVENTH: The Corporation shall indemnify each of the directors and officers of the Corporation and may indemnify any other individual who may be indemnified to the fullest extent permitted by Section 2-418 of the GCL, as the same may be amended from time to time ("Section 2-418"), in each and every situation where, under Section 2-418, the Corporation is permitted or empowered to make such indemnification. The Corporation shall promptly make or cause to be made any determination which Section 2-418 requires. Any repeal or modification of the foregoing provisions of this Article ELEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of an officer or director of this Corporation existing at the time of such repeal or modification.

     TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided, that the Corporation shall not amend, alter, change or repeal any provision of Article Fourth, Seventh, Eighth or Twelfth without the affirmative vote of all outside Directors and the prior written consent of the holder of the Funding Note, if outstanding.

     I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, does hereby declare and certify that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7 day of November, 1995.




                               By: /s/ Deborah A. Linn
                                   -------------------
                                   Deborah A. Linn